Exhibit 99.1

Lands’ End Announces Third Quarter 2024 Results

Gross margin increased approximately 360 basis points compared to the third quarter last year

All profitability measures improved when compared to third quarter last year

Reduced inventory for the seventh consecutive quarter

DODGEVILLE, Wis., December 5, 2024 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the third quarter ended November 1, 2024.

Andrew McLean, Chief Executive Officer, stated, “Throughout the third quarter, we sustained momentum from our deliberate efforts to drive higher quality sales, resulting in growth in both gross margin and gross profit dollars. Our sharp focus on innovation and creating solutions for life’s every journey is supporting the continued evolution of our strategy and brand. In addition to serving our loyal existing customers, our new customer acquisition increased 20% year-over-year, and is up mid-teens year-to-date. As we look to the holiday season, the Black Friday through Cyber Monday weekend met our expectations and was characterized by strong customer engagement with balanced performance across our channels.”

Third Quarter Financial Highlights

•
In the third quarter of 2024, Gross Merchandise Value (“GMV”) increased low-double digits compared to the third quarter of 2023. GMV is total order value of all Lands’ End branded merchandise sold to customers through business-to-consumer and business-to-business channels, as well as the retail value of the merchandise sold through third party distribution channels.

•
For the third quarter, Net revenue decreased to $318.6 million compared to $324.7 million in the third quarter of fiscal 2023. Excluding the impact of transitioning kids and footwear products to licensing arrangements, Net revenue increased by low-single digits year-over-year.
•
Global eCommerce Net revenue was $211.1 million, a decrease of $5.3 million from $216.4 million in the third quarter of fiscal 2023.
•
U.S. eCommerce Net revenue was $186.1 million, a decrease of 2.2% from $190.2 million in the third quarter of fiscal 2023. The decrease in U.S. eCommerce was primarily driven by the transition of kids and footwear products from a direct to a license model, lower promotional activity and improved inventory management resulting in increased gross profit from higher gross margins. Excluding the impact of transitioning kids and footwear products to licensing arrangements, U.S. eCommerce Net revenue increased by low-double digits year-over-year.
•
Compared to third quarter of fiscal 2023, International eCommerce Net revenue decreased 4.6%, primarily driven by lower promotional activity and a decrease in markdown and clearance sales in third quarter of fiscal 2024.
•
Outfitters Net revenue was $73.4 million, a decrease of $0.9 million or 1.2% from $74.3 million in the third quarter of fiscal 2023. The business uniform channel increased year-over-year primarily due to the strength in national accounts. The school uniform channel decreased primarily due to the timing of customer orders earlier in the back-to-school season as compared to the prior year.
•
Third Party Net revenue was $25.5 million, an increase of $1.5 million or 6.3% from $24.0 million in the third quarter of fiscal 2023. The increase was primarily due to revenue generated from licensing arrangements.

•
Gross profit was $161.1 million, an increase of $8.5 million or 5.6% from $152.6 million in the third quarter of fiscal 2023. Gross margin increased approximately 360 basis points to 50.6%, compared to 47.0% in third quarter of fiscal 2023. The gross margin improvement was primarily driven by lower promotional activity, leveraging the strength in product solutions and newness across the channels and improved supply chain costs.

•
Selling and administrative expenses increased $5.6 million to $140.9 million or 44.2% of Net revenue, compared to $135.3 million or 41.7% of Net revenue in third quarter of fiscal 2023. The approximately 250 basis points increase was driven by higher digital marketing spend focused on new customer acquisition.

•
Net loss was $0.6 million, or $0.02 loss per diluted share compared to Net loss of $112.4 million or $3.52 loss per diluted share in the third quarter of fiscal 2023. Third quarter of fiscal 2023 Net loss includes a non-cash goodwill impairment charge of $106.7 million due to the then decline in the Company’s stock price and market capitalization.

•
Adjusted net income was $1.8 million, or $0.06 income per diluted share, compared to an Adjusted net loss of $3.6 million or $0.11 loss per diluted share in the third quarter of fiscal 2023.

•
Adjusted EBITDA was $20.3 million in the third quarter of fiscal 2024 compared to $17.3 million in the third quarter of fiscal 2023.

Third Quarter Business Highlights:

•
Delivered a 5.6% gross profit and an approximately 360 basis point gross margin improvement, driven by lower promotional activity, strength in product solutions, newness across the channels and improved supply chain costs.

•
Achieved the seventh consecutive quarter improvement in inventory with a year-over-year 20% reduction through improved flow and productivity.

•
Global new customer acquisition increased by over 20% in the third quarter and mid-teens year-to-date.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $30.4 million as of November 1, 2024, compared to $36.8 million as of October 27, 2023.

Inventories, net, was $335.9 million as of November 1, 2024, and $422.2 million as of October 27, 2023. The 20% decrease in inventory was driven by actions the Company has taken to improve inventory efficiency by reducing inventory purchases and capitalizing on speed-to-market initiatives.

Net cash used in operating activities was $12.2 million for the 39 weeks ended November 1, 2024, compared to cash provided by operating activities of $36.7 million for the 39 weeks ended October 27, 2023. The increase in cash used by operating activities was driven by the year-over-year changes in working capital, primarily the reduction of inventories in year-to-date 2023.

As of November 1, 2024, the Company had $60.0 million of borrowings outstanding and $90.3 million of availability under its ABL Facility, compared to $110.0 million of borrowings and $156.1 million of availability as of October 27, 2023. Additionally, as of November 1, 2024, the Company had $250.3 million of term loan debt outstanding compared to $233.8 million outstanding as of October 27, 2023.

During the third quarter of fiscal 2024, the Company repurchased $4.0 million of the Company’s common stock under its share repurchase program announced on March 15, 2024. As of November 1, 2024, additional purchases of up to $16.2 million could be made under the program through March 31, 2026.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “In the third quarter, we delivered low-double digit growth in GMV, which exceeded our guidance range, and Adjusted EBITDA growth of 17% year-over-year, which was within our guidance range. We also achieved improvements in gross margin and gross profit, primarily driven by lower promotional activity, strength in product solutions, newness across the channels and improved supply chain costs. By improving profit margins across our business units, we have been able to reinvest in the business, including our marketing efforts focused on new customer acquisition.”

For the fourth quarter of fiscal 2024 the Company expects:

•
Net revenue to be between $440.0 million and $480.0 million.
•
Gross Merchandise Value expected to deliver low-to-mid single digits percentage growth.
•
Net income to be between $18.0 million and $21.0 million and diluted earnings per share to be between $0.58 and $0.67.
•
Adjusted net income to be between $16.0 million and $19.0 million and Adjusted diluted earnings per share to be between $0.51 and $0.61.
•
Adjusted EBITDA in the range of $43.0 million to $47.0 million.

For fiscal 2024 the Company now expects:

•
Net revenue to be between $1.36 billion and $1.40 billion.
•
Gross Merchandise Value expected to deliver low-to-mid single digits percentage growth.
•
Net income to be between $6.0 million and $9.0 million and diluted earnings per share to be between $0.19 and $0.29.
•
Adjusted net income to be between $11.0 million and $14.0 million and Adjusted diluted earnings per share to be between $0.35 and $0.45.
•
Adjusted EBITDA in the range of $92.0 million to $96.0 million.
•
Capital expenditures of approximately $35.0 million.

Conference Call

The Company will host a conference call on Thursday, December 5, 2024, at 8:30 a.m. ET to review its third quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s execution and expected results of its strategy; the Company’s continued focus on driving higher quality sales, and growth in both gross margin and gross profit dollars; the Company’s focus on innovation, creating solutions and efforts to attract new and retain existing customers and the expected benefits from those activities; the Company’s expectations as to the holiday season and assessment and drivers of performance during the Black Friday through Cyber Monday weekend; the Company’s outlook and expectations as to Net revenue, Gross Merchandise Value, Net income, earnings per share, Adjusted net income, Adjusted earnings per share and Adjusted EBITDA for the fourth quarter of fiscal 2024 and for the full year of fiscal 2024, and capital expenditures for fiscal 2024; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	November 1, 2024	October 27, 2023	February 2, 2024*
ASSETS
Current assets
Cash and cash equivalents	$30,401	$36,821	$25,314
Restricted cash	1,912	1,833	1,976
Accounts receivable, net	35,538	31,422	35,295
Inventories, net	335,855	422,160	301,724
Prepaid expenses and other current assets	49,789	47,952	45,951
Total current assets	453,495	540,188	410,260
Property and equipment, net	109,173	121,400	118,033
Operating lease right-of-use asset	21,484	26,216	23,438
Intangible asset	257,000	257,000	257,000
Other assets	2,419	2,758	2,748
TOTAL ASSETS	$843,571	$947,562	$811,479
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,750	$13,000
Accounts payable	132,116	161,426	131,922
Lease liability – current	5,196	5,754	6,024
Accrued expenses and other current liabilities	109,894	109,927	108,972
Total current liabilities	260,206	290,857	259,918
Long-term borrowings under ABL Facility	60,000	110,000	—
Long-term debt, net	227,558	215,306	236,170
Lease liability – long-term	21,116	26,065	22,952
Deferred tax liabilities	48,343	51,176	48,020
Other liabilities	2,705	3,253	2,826
TOTAL LIABILITIES	619,928	696,657	569,886
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 31,023, 31,719 and 31,433, respectively	311	317	315
Additional paid-in capital	351,940	358,811	356,764
Accumulated deficit	(112,877)	(90,797)	(99,417)
Accumulated other comprehensive loss	(15,731)	(17,426)	(16,069)
TOTAL STOCKHOLDERS’ EQUITY	223,643	250,905	241,593
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$843,571	$947,562	$811,479

* Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(in thousands, except per share data)	November 1, 2024	October 27, 2023	November 1, 2024	October 27, 2023
Net revenue	$318,628	$324,735	$921,272	$957,656
Cost of sales (exclusive of depreciation and amortization)	157,483	172,142	469,262	527,529
Gross profit	161,145	152,593	452,010	430,127

Selling and administrative	140,876	135,282	403,787	377,662
Depreciation and amortization	8,153	9,595	25,850	28,439
Goodwill impairment	—	106,700	—	106,700
Other operating expense, net	2,829	2,324	8,367	2,916
Operating income (loss)	9,287	(101,308)	14,006	(85,590)
Interest expense	10,266	11,677	31,049	35,984
Other expense (income), net	352	(132)	180	(488)
Loss before income taxes	(1,331)	(112,853)	(17,223)	(121,086)
Income tax (benefit) expense	(738)	(459)	(4,937)	978
NET LOSS	$(593)	$(112,394)	$(12,286)	$(122,064)
NET LOSS PER COMMON SHARE
Basic:	$(0.02)	$(3.52)	$(0.39)	$(3.80)
Diluted:	$(0.02)	$(3.52)	$(0.39)	$(3.80)

Basic weighted average common shares outstanding	31,136	31,887	31,317	32,140
Diluted weighted average common shares outstanding	31,136	31,887	31,317	32,140

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 13 and 39 weeks ended November 1, 2024 and October 27, 2023, we excluded the impact of the non-cash write down of goodwill and certain long-lived assets.

o
For the 39 weeks ended November 1, 2024, we excluded the charges to exit the kids and footwear lines of business, including inventory excess and obsolescence reserves, inventory discounts and operational costs, in conjunction with our licensing arrangements which commenced in Fiscal 2024.

o
For the 13 and 39 weeks ended November 1, 2024 and October 27, 2023, we excluded the costs associated with restructuring, primarily severance and benefit costs.

o
For the 13 and 39 weeks ended October 27, 2023, we excluded the closing costs, net of other operating income, for Lands’ End Japan closure.

The following tables set forth, for the periods indicated, a reconciliation of Net loss to Adjusted net income (loss) and Adjusted diluted earnings (loss) per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	November 1, 2024	October 27, 2023
Net loss	$(593)	$(112,394)
Goodwill and long-lived asset impairment	1,012	106,700
Restructuring	1,802	2,266
Lands’ End Japan closure	—	23
Tax effects on adjustments (1)	(436)	(159)
ADJUSTED NET INCOME (LOSS)	$1,785	$(3,564)
ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE	$0.06	$(0.11)

Diluted weighted average common shares outstanding	31,654	31,887

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

Unaudited	39 Weeks Ended
(in thousands, except per share amounts)	November 1, 2024	October 27, 2023
Net loss	$(12,286)	$(122,064)
Goodwill and long-lived asset impairment	3,817	106,700
Exit costs	687	—
Restructuring	4,482	2,656
Lands’ End Japan closure	—	122
Tax effects on adjustments (1)	(1,820)	(200)
ADJUSTED NET LOSS	$(5,120)	$(12,786)
ADJUSTED DILUTED LOSS PER SHARE	$(0.16)	$(0.40)

Diluted weighted average common shares outstanding	31,317	32,140

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 13 and 39 weeks ended November 1, 2024 and October 27, 2023, we excluded the impact of the non-cash write down of goodwill and certain long-lived assets.

o
For the 39 weeks ended November 1, 2024, we excluded the charges to exit the kids and footwear lines of business, including inventory excess and obsolescence reserves, inventory discounts and operational costs, in conjunction with our licensing arrangements which commenced in Fiscal 2024.

o
For the 13 and 39 weeks ended November 1, 2024 and October 27, 2023, we excluded the costs associated with restructuring, primarily severance and benefit costs.

o
For the 13 weeks and 39 weeks ended October 27, 2023, we excluded the closing costs, net of other operating income, for Lands’ End Japan closure.

o
For the 13 weeks and 39 weeks ended November 1, 2024 and the 39 weeks ended October 27, 2023, we excluded the respective net gain or loss on disposal of property and equipment.

o
For the 39 weeks ended October 27, 2023, we excluded the amortization of transaction related costs associated with the Third Party distribution channel.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	November 1, 2024		October 27, 2023
Net loss	$(593)	(0.2)%	$(112,394)	(34.6)%
Income tax benefit	(738)	(0.2)%	(459)	(0.1)%
Interest expense	10,266	3.2%	11,677	3.6%
Other expense (income), net	352	0.1%	(132)	(0.0)%
Operating income (loss)	9,287	2.9%	(101,308)	(31.2)%
Depreciation and amortization	8,153	2.6%	9,595	3.0%
Goodwill and long-lived asset impairment	1,012	0.3%	106,700	32.9%
Restructuring	1,802	0.6%	2,266	0.7%
Lands’ End Japan closure	—	—%	23	0.0%
Loss on disposal of property and equipment	15	0.0%	—	—%
Adjusted EBITDA	$20,269	6.4%	$17,276	5.3%

Unaudited	39 Weeks Ended
(in thousands)	November 1, 2024		October 27, 2023
Net loss	$(12,286)	(1.3)%	$(122,064)	(12.7)%
Income tax benefit	(4,937)	(0.5)%	978	0.1%
Interest expense	31,049	3.4%	35,984	3.8%
Other expense (income), net	180	0.0%	(488)	(0.1)%
Operating income (loss)	14,006	1.5%	(85,590)	(8.9)%
Depreciation and amortization	25,850	2.8%	28,439	3.0%
Goodwill and long-lived asset impairment	3,817	0.4%	106,700	11.1%
Exit costs	687	0.1%	—	—%
Restructuring	4,482	0.5%	2,656	0.3%
Lands’ End Japan closure	—	—%	122	0.0%
Loss on disposal of property and equipment	67	0.0%	100	0.0%
Other	—	—%	189	0.0%
Adjusted EBITDA	$48,909	5.3%	$52,616	5.5%

Fourth Quarter Fiscal 2024 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	January 31, 2025
Net income	$18.0	—	$21.0
Depreciation, interest, other income, taxes and other significant items	25.0	—	26.0
Adjusted EBITDA	$43.0	—	$47.0

Fourth Quarter Fiscal 2024 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	13 Weeks Ended
(in millions)	January 31, 2025
Net income	$18.0	—	$21.0
Restructuring and other significant items	(2.0)	—	(2.0)
Adjusted net income	$16.0	—	$19.0

Adjusted diluted earnings per share	$0.51	—	$0.61

Fiscal 2024 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 31, 2025
Net income	$6.0	—	$9.0
Depreciation, interest, other income, taxes and other significant items	86.0	—	87.0
Adjusted EBITDA	$92.0	—	$96.0

Fiscal 2024 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 31, 2025
Net income	$6.0	—	$9.0
Restructuring and other significant items	5.0	—	5.0
Adjusted net income	$11.0	—	$14.0

Adjusted diluted earnings per share	$0.35	—	$0.45

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
(in thousands)	November 1, 2024	October 27, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,286)	$(122,064)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	25,850	28,439
Amortization of debt issuance costs	2,035	2,456
Loss on disposal of property and equipment	67	100
Stock-based compensation	4,111	3,619
Deferred income taxes	233	5,330
Goodwill and long-lived asset impairment	3,817	106,700
Other	(463)	(583)
Change in operating assets and liabilities:
Accounts receivable, net	(241)	13,258
Inventories, net	(33,899)	2,796
Accounts payable	1,690	(4,334)
Other operating assets	(4,038)	(2,504)
Other operating liabilities	912	3,454
Net cash (used in) provided by operating activities	(12,212)	36,667
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	20	—
Purchases of property and equipment	(22,142)	(28,535)
Net cash used in investing activities	(22,122)	(28,535)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	93,000	169,000
Payments of borrowings under ABL Facility	(33,000)	(159,000)
Payments on term loan	(9,750)	(10,313)
Payments of debt issuance costs	(724)	(67)
Payments for taxes related to net share settlement of equity awards	(1,275)	(1,210)
Purchases and retirement of common stock, including excise tax paid	(8,857)	(9,788)
Net cash provided by (used in) financing activities	39,394	(11,378)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(37)	509
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,023	(2,737)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	27,290	41,391
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$32,313	$38,654
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$2,534	$3,893
Income taxes paid (refunded)	$457	$(200)
Interest paid	$27,598	$33,171
Operating lease right-of-use-assets obtained (reversal) in exchange for lease liabilities	$302	$(755)